4321159 A0848880 FILED LBD
Secretary of State
State of California

OCT 29 2020

ICL

# CERTIFICATE OF AMENDMENT
# OF
# ARTICLES OF INCORPORATION
# OF
# SOUTHERN CALIFORNIA BANCORP

The undersigned hereby certify that:

1. They are the President and Assistant Corporate Secretary, respectively, of Southern California Bancorp, a California corporation (the "Corporation");

2. ARTICLE EIGHT of the Articles of Incorporation of the Corporation shall be added to read as follows:

   **ARTICLE EIGHT. <u>SUPER MAJORITY VOTING:</u>** Any issuances of the Corporation's authorized stock, other than pursuant to grants of stock options or awards of restricted shares pursuant to a board-approved equity compensation plan and other than pursuant to stock dividends or stock splits, shall require the affirmative vote of at least two-thirds (2/3) of the authorized number of directors.

   Any action by the board of directors to amend or repeal this ARTICLE EIGHT must be adopted by the affirmative vote of at least two-thirds (2/3) of the authorized number of directors.

3. The foregoing amendment adding ARTICLE EIGHT to the Articles of Incorporation has been duly approved by the unanimous vote of the Corporation's Board of Directors; and

4. The foregoing amendment adding ARTICLE EIGHT to the Articles of Incorporation has been duly approved by the required vote of the Corporation's shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 9,455,065. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: October 28, 2020

Nathan L. Rogge,
President

Pamela Isaacson,
Assistant Corporate Secretary

DM3\7142489.2